Exhibit 99.1

FINAL TRANSCRIPT

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Conference Call Transcript

DWSN - Q4 2009 Dawson Geophysical Earnings Conference Call

Event Date/Time: Nov. 10. 2009 / 10:00AM ET

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Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
CORPORATE PARTICIPANTS
Steven Jumper
Dawson Geophysical — President, CEO
Christina Hagan
Dawson Geophysical — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Collin Gerry
Raymond James & Associates — Analyst
Veny Aleksandrov
Pritchard Capital — Analyst
Pierre Conner
Capital One South — Analyst
PRESENTATION

Operator
At this time I would like to welcome everyone to the Dawson Geophysical year-end and fourth quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. (Operator Instructions) Thank you.
I’d now like to turn the call over to Mr. Steve Jumper, CEO.

Steven Jumper — Dawson Geophysical — President, CEO
Thank you, good morning and welcome to Dawson Geophysical Company’s fiscal year end and fourth quarter 2009 earnings and operations conference call. My name is Steven Jumper, President and Chief Executive Officer of the Company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer, and Decker Dawson, Chairman and Founder of the Company. As in the past, today’s call will be presented in three segments. Chris will lead the discussion about our financial results. I will then return for an operations update, and then open the call for questions. The call is scheduled for 30 minutes and we will not provide any guidance as in the past. At this point, I will turn control of the call over to Chris Hagan, our CFO to discuss our financial results.

Christina Hagan — Dawson Geophysical — EVP, CFO
Thanks, Steve. As always I’ll start by sharing our Safe Harbor Provisions. In accordance with the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy, industry spending, limited number of customers, credit risks related to our customers, cancellations and service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, the availability of capital resources and operational disruptions. A discussion of these and other factors including risks and uncertainties are set fourth in our Form 10K for the fiscal year ending September 30, 2008.
Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events, or otherwise. During this conference call Dawson will make reference to EBITDA which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in Dawson’s current earnings release, a copy of which is located on the Dawson website, www.dawson3d.com.

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
This morning we reported revenues of $243,995,000 for the year ending September 30, 2009 compared to $324,926,000 for the same period ending in fiscal 2008, a decrease of 25%. We reported a net income for fiscal 2009 of $10,222,000 compared to 35,007,000 for fiscal 2008. Basic earnings per share for fiscal 2009 were $1.31 as compared to $4.57 for fiscal 2008, a decrease of 71%. EBITDA was $43,875,000 in fiscal 2009 as compared to $81,142,000 during fiscal 2008, a decrease of 46%.
Revenues in fiscal 2009 continue to include relatively high third party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by our continued operation in areas with limited access in the Appalachia Basin, East Texas, and Louisiana. We are reimbursed for these expenses by our clients. We significantly reduced our capital expenditures during fiscal 2009 to $4,448,000 from $52,861,000 during the previous fiscal year.
For the fourth quarter of fiscal 2009, revenues were $46,835,000 for the quarter ending September 30, 2009 compared to $84,396,000 for the same quarter in fiscal 2008, a decrease of 45%. We reported a net loss for the fourth Quarter of fiscal 2009 of $2,056,000 compared to net income of $9,304,000 in the same quarter of fiscal 2008. Basic losses per share for the fourth quarter of fiscal 2009 were $0.26 per share compared to the basic earnings of $1.21 per share in the same quarter of fiscal 2008. EBITDA for the fourth quarter of fiscal 2009 was $3,654,000 compared to $21,547,000 in the same quarter of fiscal 2008, a decrease of 83%. Steve?

Steven Jumper — Dawson Geophysical — President, CEO
Well, thank you, Chris. Fiscal 2009 was a challenging year, particularly the second half of 2009. Exploration companies reduced their capital expenditures budget, natural gas prices were significantly lower than 2008, and exploration projects slowed. As a result, Dawson Geophysical took steps to align with our clients demand decision. We reduced our crew count from 16 to the current level of nine crews. We cut our CapEx budget from an expected $20 million at the start of fiscal 2009 to an amount actually spent of less than $5 million and we exercised financial discipline.
While these initiatives had a negative impact on our financial performance in fiscal 2009 they were valuable in several respects. We were able to remain financially strong. We were able to maintain deployment of a majority of our crews in key operating basins, we preserved our extremely strong balance sheet with no debt, we were able to maintain our client relationships with the same high level of dedication, committment and quality of service, and finally we were able to further develop a diversified mix of oil and natural gas projects.
As mentioned above in light of the reduced demand we lowered our capital expenditures during fiscal 2009 to $4,448,000. Our Board of Directors has approved a somewhat higher capital budget for fiscal 2010 of $10 million, the largest part to be used to purchase 2,000 stations of OYO GSR four channel, three-component recording equipment with the remainder to meet necessary capital requirements.
The addition of the OYO GSR recording equipment will allow the Company to record 6,000 channels of multi-component data, or up to 8,000 channels of conventional seismic data either as a standalone nodal system or as added channel count and increased flexibility for our existing ARAM recording system. It’s important to note that the deployment of capital, as in previous years, specifically capital that was invested in increased channel count, technological enhancements and other value driven endeavors geared toward increased sub surface resolution, such as our planned investment in the OYO equipment, continues to provide us with a competitive advantage in today’s marketplace as our clients continue to demand ever greater subsurface resolution in their search for hydrocarbon reservoirs.
Regarding the current operating environment, it is also important to note in the seismic industry it’s critical to maintain a strong balance sheet, experienced people and quality equipment through challenging times. Beginning in the last significant downturn of 1999 and 2000, high debt levels, poor operating decisions and failure to align capacity with market realities across our industry resulted in changes that negatively altered the competitive landscape for many companies. During that same time frame, we did not succumb to many of the negative influences at the time. We maintained low debt levels, properly aligned ourselves with our clients demand decisions and made long term operating and investment decisions. As a result, we were in a position to capitalize during the period of more favorable market conditions growing from one crew back to full capacity at that time with six crews to ultimately 16 crews.
While we operate in a different environment today than in 1999, we have adhered to the same core principles that have driven success at Dawson Geophysical since 1952. And as we slowly start to emerge from this down cycle and as exploration initiatives over the next couple of quarters start to increase activity, we believe we will emerge stronger than ever. We will continue to grow and exploit oil plays. We will take advantage of additional opportunities starting to reemerge in several of the high profile basins, Marcellus, Haynesville and Bakken to name a few.

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
We’ll have the operating equipment on hand that will enable us to quickly mobilize crews, lessen down time and increase efficiencies. We have the highly qualified personnel required to compete at the highest level. We will continue our efforts to mitigate short-term utilization risk. We will have a strong balance sheet that will allow us to take advantage of opportunities to purchase equipment and take advantage of opportunities to increase market share and eventually margins. We will make investments in emerging technologies such as the OYO equipment.
During the past year I have been asked if we have any near term plans to expand internationally. We believe there are numerous growth opportunities currently in the Continental United States. West Texas, the Marcellus Shale, the Haynesville shale, the Eagleford shale and the Bakken shale to name a few areas all have opportunity for growth. Oil and natural gas development initiatives are becoming more challenging, not less challenging. Wells cost millions of dollars to drill. Mistakes and dry holes are not acceptable. Seismic data remain the most effective way to evaluate the sub surface and to limit dry hole risk.
As we continue to push the limits of conventional seismic data, emerging technologies such as multi-component data, cable recording, and increased channel count have the potential to provide a deeper understanding of the reservoir, improved high resolution images and an increase in crew efficiency resulting in lower cost to the exploration company with improved margins for our Company. We believe this to be true as evidenced by our purchase of the OYO GSR system and our ongoing work with the Ion FireFly system. In 1999, many operators and investment professionals believed that the U.S. seismic market was dead. In reality the exact opposite was true. Commodity prices recovered, seismic crews were put to work and Dawson Geophysical became the largest operator in the lower 48 as measured by crew count.
Today we are still the largest seismic Operator in the Lower 48. We have nine data acquisition crews working in every major oil and natural gas basin in the lower 48. Our highly qualified staff helps oil and natural gas producers identify structures most conducive to hydrocarbon accumulation. Our committment to helping our clients limit dry hole risk, lower finding and development costs and evaluate basins most conducive to hydrocarbon accumulation is as strong today as it was 57 years ago. And with that Operator we are ready to open the call up for questions.
QUESTION AND ANSWER

Operator
(Operator Instructions) Your first question is from the line of Collin Gerry.

Collin Gerry — Raymond James & Associates — Analyst
Hi, good morning.

Steven Jumper — Dawson Geophysical — President, CEO
Good morning Colin. How are you?

Collin Gerry — Raymond James & Associates — Analyst
I’m doing okay. Let’s see. The last couple of quarters we’ve talked a little bit about the short-term utilization rates as really being the key for a short-term basis. Maybe just walk us through the trends you saw from last quarter, or from excuse me, the prior quarter to this quarter you just reported and maybe how things are looking as we go into the end of the year, obviously there’s some seasonality there. I don’t expect things to get better but maybe give us a little color on what’s going on in terms of short-term utilization.

Steven Jumper — Dawson Geophysical — President, CEO
In the latter part of the fourth quarter, we experienced a little more weather down time than we had in the prior quarter so that probably had as much of a negative impact to the short-term utilization issues in the fourth quarter as anything else compared to let’s say the second and third quarter, third quarter in particular. That is still an ongoing problem, Collin.

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
We say in the press release that we have an order book or backlog as some refer to it that gets us into calendar 2010 and we have felt like for a while that we have some visibility into 2010, whether that is to the end of the first quarter for nine crews, 10 crews, it’s hard to tell just because of the timing of some of these projects. I think the biggest thing we’ve been battling now for the last six months is trying to find that balance, same thing we’ve talked about in the upside is finding that balance between crew count and not just long term visibility but short-term utilization.
I think October certainly was a difficult month from a weather standpoint, September to October and November, once we settled down into the nine crew range, I think we’ve done a much better job in the early part of November keeping those short-term utilization rates higher. We’re just going to have to see how that works out. There’s so many things in this utilization issue that can change our thinking day-to-day: permits, weather, hunting season, all those types of things.
I do think our people have done a nice job of securing some oil projects and some projects of various sizes, we have smaller projects that are in close proximity that should be able to get permitted easier and mitigate some of that short-term risk but it’s still going to be an issue going forward, but I feel like right now that nine is the right number, I felt last quarter 10 was the right number, so we are seeing some uptick in bid activity. We’re seeing some large projects. We’re seeing small projects come on. I think we’re doing a better job internally of getting some things ready and getting our operations more streamlined, so I’m cautiously optimistic over the next few quarters.

Collin Gerry — Raymond James & Associates — Analyst
You mentioned a little bit of an uptick in bid activity. Would you characterize that as something that’s tangible or are operators just putting their feelers out,? Do you think as we go in, we’ve seen the fall from last year to this year and are the budgets starting to come through to where you’re positive it’s better than what you would have thought coming out of the downturn, or maybe characterize the momentum you’re seeing in the bids coming in?

Steven Jumper — Dawson Geophysical — President, CEO
Well it’s always hard to say, Collin, when you’re coming out of a downturn so I don’t know that I clearly want to indicate that we’re as a Company, or as an industry in the lower 48, out of the woods so to speak. But we have seen some increase in activity, whether or not it’s year-end budget issues that they’re just trying to get their act together, their numbers together for the 2010 budgets we’ll have to see. We are seeing some things that are actually being bid and being awarded and coming to life.
We were at our trade show two weeks ago and we always have continuous contact with our clients but there seemed to be a little bit of upbeat of oil prices in the $80 range, gas $4.50 to $5, is causing some enthusiasm or optimism I should say. And I think the uptick that we’ve seen, it’s not a big number but it is a steady uptick and a steady increase in optimism. I think it’s for real, whether or not it’s enough to change the momentum in the next quarter or two, I can’t say that, but we’re certainly, I’m certainly feeling better than I was let’s say a quarter or two ago.

Collin Gerry — Raymond James & Associates — Analyst
Well I’m happy to hear that. I guess taking another look at things, maybe taking a step back, you mentioned the 1999 reference and the death of the seismic business had been forecast and things were coming off a bottom here. And it sounds to me like one of the differences is you’ve got a great balance sheet, I’ve still got you guys free cash flow positive, sounds like you’re spending some in CapEx with the new OYO purchase, maybe talk to me a little bit about what is Dawson’s strategy in terms of capitalizing on the balance sheet strength? As we go forward clearly a difference this time is the shale plays. Are you looking at potentially putting some of that capital to work in terms of multi-client? Is it more OYO type purchases on the CapEx side? Maybe just from a strategy perspective over the next two to three years, how do you see Dawson just pursuing the market?

Steven Jumper —Dawson Geophysical — President, CEO
Well, I don’t think our strategy changes. I think the balance sheet is certainly something that will be available for us to move on opportunities as they come up. At this point, I don’t see us entering the multi-client business. The multi-client business is like every other piece of business that we have, some projects work well, some projects work well in the short-term, don’t work well in the long term, some projects don’t work well at all. That model all depends upon the level of pre-funding and the accounting procedures that handle it, so at this point, I don’t see us entering that multi-client business.

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
I do see us keeping an eye on technology. I think our balance sheet will give us the opportunity to move either in purchase of more OYO or even cable system, more channels as we go forward. We’ve been involved with this Ion FireFly work for the last couple of months and have seen some encouraging things there. I think we’ll see more use of multi-component data. I don’t think we have that question answered yet. I don’t think we fully understand how to utilize it. I think we’re going to continue to see increased channel counts in all of our projects.
I don’t think that’s going to go backwards so I can see us to be in a position to whereas the up cycle comes back, and as we deploy more crews I don’t know that we’ll ever get back to 16 crews. I don’t know what the crew count number is going to be. Historically crew count across the US has dropped and channel count increased. So it could be possible that we’ll need the balance sheet to be in a position where we’ll have crew count back to work and we’ll be channel poor and we’ll have to go back and add recording capacity and technology capacity.
Our strategy, Collin, is the same thing its been for 57 years, maintain the balance sheet, maintain our key people, maintain our strengths, our assets, and that’s going to be expensive. We understand that maintaining the level that we maintain is going to be a short-term issue, and particularly hit the margin but we’re going to sit back, get better at what we do, work on our strengths and just look for opportunities. I don’t see an acquisition or a merger opportunity that works well for us right now but we’re always looking. We’re always open to those ideas. We’re always open to new markets. We’re always open to new opportunities, so that’s our vision and our strategy as well as I can put it.
We’re not going to do anything rash or drastic, we’re not going to make any moves just because we have to. We’re going to be patient and we think there will be opportunities for us to grow our business in the Lower 48 in both crew count from our current level and increased channel count.

Collin Gerry — Raymond James & Associates — Analyst
Just to build on what you mentioned on the technology front, the $10 million you have spending on OYO equipment next year, a little bit of a divergence. We’ve seen you mostly using ARAM equipment. It sounds like you are starting to open up the pocket book on some of the newer technologies a little bit. Maybe talk to us about what that means for your capabilities and what the incentive was there and why you’re going this way.

Steven Jumper — Dawson Geophysical — President, CEO
Well, we’re actually going to spend a little over $6 million on that OYO, the balance of that $10 million will be for maintenance capital requirements. There are several technologies out there that we’ve been watching develop and we’ve been involved in. And we’ve been watching the cableless systems develop, we’ve been watching the multi-component, we’ve been involved in probably 10 or 12 multi-component projects over the last few years. We’ve looked at some of the Nodal systems.
So a couple things have impacted us. One is we’re seeing not a lot of demand in our market for full blown three component work yet but we’re seeing an increase in smaller multi-component projects within the scope of the larger conventional projects. And we are still very very pleased with the ARAM system and the ARAM architecture and it still is our base platform. We’re still operating several of the RSR crews today. We’re operating six ARAM, one MRX and two RSRs as we speak.
What we see with the OYO system is we have acquired the four channel Nodal system and what that means is that we can take 2,000 of these boxes and we can operate them as a standalone 2,000 channel cableless conventional system that would work in some areas with very difficult accessibility, maybe some environmentally sensitive or urban environment. We can operate it as an 8,000 channel system by utilizing ARAM cable and utilizing all four channels for conventional seismic data either as a standalone system very similar to the RSR. Or we can use it in conjunction with some of our cable systems in areas that are difficult to operate in, and so it gives us a hybrid option of the cable system.
And then lastly, we are acquiring the OYO three component geophone along with the system and it allows us to have a 2,000 station or 6,000 channel multi-component system either as a standalone or here again as a three component survey within a larger conventional scope. So we think it offers us a whole lot of flexibility and not just technology applications but operational applications as well. We had the opportunity to test this system and liked what we saw from it and felt like it was something we needed to move forward to increase our capabilities in our toolkit.

Collin Gerry — Raymond James & Associates — Analyst

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
Well thanks for that. I didn’t realize the depth of the flexibility that that would allow. Chris, one final follow-up for you. SG&A came down a little bit this quarter. Is that a normal run rate we should expect or was there something abnormal there?

Christina Hagan — Dawson Geophysical — EVP, CFO
Well there’s nothing really abnormal. It’s pretty consistent with where we were in fourth quarter of 2008. I hope that we can bring it down some but it may be fairly flat from here.

Collin Gerry — Raymond James & Associates — Analyst
Okay, that’s it for me. Thanks a bunch.

Steven Jumper — Dawson Geophysical — President, CEO
Thanks, Colin.

Operator
Our next question is from the line of Veny Aleksandrov from Pritchard capital.

Steven Jumper — Dawson Geophysical — President, CEO
Good morning, Veny. How are you?

Veny Aleksandrov — Pritchard Capital — Analyst
I’m good, how about yourself?

Steven Jumper — Dawson Geophysical — President, CEO
I’m doing okay.

Veny Aleksandrov — Pritchard Capital — Analyst
I have a couple of questions left. When did you reduce the crew count to nine?

Steven Jumper — Dawson Geophysical — President, CEO
It was probably mid October, something like that.

Veny Aleksandrov — Pritchard Capital — Analyst
Okay, so for the very beginning of the next quarter—

Steven Jumper — Dawson Geophysical — President, CEO
Two or three weeks ago, yes.

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
Veny Aleksandrov — Pritchard Capital — Analyst
Thank you, and then for the next quarter what are the areas that you’re still most active in, are they still the same? In other words can we expect the same level of third party charges and gross margins?

Steven Jumper — Dawson Geophysical — President, CEO
I think the third party charges as a dollar figure will remain the same. We’re still going to be operating two crews in the Appalachia, we’re still going to have two crews up in the Bakken. We currently have a crew in South Texas, one in the Haynesville, we still have, we’re actually doing a few projects in the Barnett, still have one in Eastern New Mexico/West Texas. We’re going to roll off the Haynesville job here in the near term but behind that, we’ve got some work that will be back in the Fayetteville area which will bring back some of the third party charges.
In terms of gross margins, Veny, I think that’s a really tough call. We’re moving into the wintertime, we’re certainly going to have some weather issues on several of the northern crews in the Bakken and potentially some back East. And we’re getting into the holiday season, we’ve got daylight issues and so I think from a standpoint of how the reimbursables are going to affect the margins, I think that’s going to be difficult to tell. The dollar amount might stay flat but as a percentage, they could conceivably increase. But going forward, I think we still see a lot of opportunity in the Marcellus and the Haynesville, obviously and then we seen some activity in Fayetteville, we’re seeing mid-continent activity and more inquiries in West Texas and down in South Texas and the Eagleford, so I think right now it’s the same list of suspects.

Veny Aleksandrov — Pritchard Capital — Analyst
Thank you, and do you have any plans right now which are going to be the first areas where you can use the GSR equipment?

Steven Jumper — Dawson Geophysical — President, CEO
Well, we’ve got several projects that the early deployment I believe will be the three component option within the scope of the larger conventional survey. And I believe we have one of them in the mid-continent, one of them out West and the other one is probably back in the mid-continent, excuse me— back in the Rockies. So we’ve got two or three opportunities here short-term that once we take delivery which will be some time in early calendar 2010, we will be deploying those as initially as three component projects.

Veny Aleksandrov — Pritchard Capital — Analyst
Thank you so much. This answers all my questions, thanks.

Steven Jumper — Dawson Geophysical — President, CEO
Thank you, Veny.

(Operator Instructions) Our next question is from the line of Pierre Conner from Capital One South.

Pierre Conner — Capital One South — Analyst
Good morning everybody.

Steven Jumper — Dawson Geophysical — President, CEO
Good morning Pierre.

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
Pierre Conner — Capital One South — Analyst
Steve, on the question of the margins, one way I might want to ask it is that crew that you went down here early in the December quarter, so going from 10 to nine, what was the utilization on that crew in the September quarter? Was it something you saw and reacted to very quickly or was it a very low utilization during the September quarter?

Steven Jumper — Dawson Geophysical — President, CEO
Well, I think heading into the September quarter or certainly midway through the September quarter, we felt like we had long term visibility for 10. We thought we were going to have a chance to keep 10 up and running through the end of the year, calendar year. The crew that we took down specifically, Pierre, had a difficult issue with some permits and a project they were working on at the time and then we had some things going forward that indicated to us that we weren’t going to get some projects cleared and so we were getting projects cleared in time for a crew to keep working.
Now the crew that we took down specifically was not related to its particular utilization rate. It’s more of a companywide utilization rate in areas working and the type of recording system it was using, so we could have taken any one of the crews out of the system. We operate the nine, the 10, up to the 16, Pierre, not in a regional basis, not on a market basis. We don’t have assigned project Managers that will keep a crew or two crews busy or a region that keeps them busy. We move every crew we have from basin to basin depending on where the demand is and so it’s not an individual crew issue, it’s not an individual area issue, it’s a companywide issue.
And so this one happened to be closest to Midland, it was the easiest to bring in at the time and that’s a reason we specifically chose that particular one. But our background and history has always been our assets are all on wheels and we can be anywhere in the lower 48 within a couple of days so we move equipment both channels and crews from market to market. Part of this utilization issue that we deal with is when you’re having to move from one market to another, for example, when you move a crew from Texas to the Bakken, that’s going to have a serious impact on your utilization rate particularly when that wasn’t the operational plan going forward. And so I think we still got some of that going forward that we have to deal with. I think nine is the number, it feels like it’s the number for right now but we’ll just have to wait and see how that’s going to impact us.

Pierre Conner — Capital One South — Analyst
Okay, I think I’m not trying to put words in your mouth but that extra capacity that you carried through the quarter was definitely a drag on the margins independent of the third party issues and to the extent that that’s not a high third party crew—

Steven Jumper — Dawson Geophysical — President, CEO
That’s right.

Pierre Conner — Capital One South — Analyst
Okay, that’s helpful and on the go forward you’ve mentioned the increase in oil activity, I think last time I asked you, you had three of the crews working in oil focus shoots. Is that still your exposure at this point?

Steven Jumper — Dawson Geophysical — President, CEO
We probably have four of them right now, four of the nine.

Pierre Conner — Capital One South — Analyst
Okay.

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
Steven Jumper — Dawson Geophysical — President, CEO
It is very encouraging that we’re getting back into the oil plays that gives us some diversification, but behind that we still got this capacity issue and demand issue all across the industry so even though we’re moving into the oil plays, there’s still intense price competition in all markets across the lower 48 so it’s encouraging, it’s positive, but even the oil stuff is still very competitive and difficult.

Pierre Conner — Capital One South — Analyst
That leads right into what I was asking next is related to if the oil activity is particularly [the Permian] and shallower tend to be less channels, not as large, is it obviously potentially smaller but is it also a lower margin type shoot for you?

Steven Jumper — Dawson Geophysical — President, CEO
Well as we move more into turnkey operations, the key to the margin is going to be the efficiency of the crew while it’s on the project and the ability to keep the utilization rate high from job to job. And so from a pricing standpoint, the Permian area is in particular very competitive but the Permian area also will lend itself more towards a margin increase if we could operate efficiently while on the ground and efficiently between projects. And I think we’re starting to see a little bit of that in November, like I said, October was a difficult time with utilization particularly due to weather but the idea in the Permian is to have a number of projects that you can move real quickly through and overcome some of the price competition.

Pierre Conner — Capital One South — Analyst
The utilization part, okay.

Steven Jumper — Dawson Geophysical — President, CEO
From a channel standpoint, we’ve probably utilized maybe slightly lower channel count on the West Texas crews or the Permian crews but particularly the ARAM channels we’re still keeping a large number of channels working because particularly the Bakken and some of the South Texas stuff are requiring increased channels so we’ll do it as we’ve always done. We’re going to balance out this crew count issue on a short-term, long term vision and we’ll balance channel count based on where it’s needed. So our goal as always will be to keep as many of our assets working as we can to both increase efficiency and improve margins.

Pierre Conner — Capital One South — Analyst
Okay. For Chris, going back to Collin’s question about G & A and it is back down to your Q4 ‘08 fiscal levels, we were elevated in the first half of ‘09 and so maybe that was more the anomaly. Basically wanted to know the G & A here is going to be fairly independent of absolute crew levels or is there some G & A that varies with sort of top line?

Christina Hagan — Dawson Geophysical — EVP, CFO
Not directly. I think that G & A is pretty much what it is and it’s basically the support function is working on the financial reporting, all those kinds of things and I agree with you, the anomaly is in the first and second quarter of ‘09.

Pierre Conner — Capital One South — Analyst
Okay, so even if you get a recovery in second half ‘10, you should be able to hold somewhere near these levels?

Christina Hagan — Dawson Geophysical — EVP, CFO

Final Transcript

Nov. 10. 2009 / 10:00AM ET, DWSN — Q4 2009 Dawson Geophysical Earnings Conference Call
That will be our goal.

Pierre Conner — Capital One South — Analyst
Got it. All right, thank you all.

Steven Jumper — Dawson Geophysical — President, CEO
Thank you, Pierre.

Operator
(Operator Instructions) There are no further questions at this time.

Steven Jumper — Dawson Geophysical — President, CEO
Okay. I want to thank everyone for listening into the Conference Call, I particularly want to thank our employees for their effort and our clients for their trust and our shareholders for their support. We will be presenting at the Pritchard Capital Conference January 6-8, I believe, in San Francisco. We want to wish everyone a Happy Thanksgiving and holiday season and look forward to talking to you at the end of the next quarter. Thank you.

Operator
You may now disconnect.

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